Exhibit 99.1

NEWS RELEASE June 26, 2017

Contacts: Dan Schlanger, CFO
Son Nguyen,VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE COMPLETES ACQUISITION OF WILCON

June 26, 2017 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has completed its previously announced acquisition of Wilcon Holdings LLC (“Wilcon”). Wilcon owns approximately 1,900 route miles of fiber, primarily in Los Angeles and San Diego.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 29,000 route miles of fiber supporting small cells, Crown Castle is the nation's largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. For more information on Crown Castle, please visit www.crowncastle.com.

The Foundation for a Wireless World.
CrownCastle.com